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                                                                      EXHIBIT 21

                       [LETTERHEAD OF SANTA FE PACIFIC]


                           CORPORATE COMMUNICATIONS

FOR IMMEDIATE RELEASE                          MEDIA CONTACT: CATHERINE WESTPHAL
#10                                                               (708) 995-6273
                                                                     JOELE FRANK
                                                     ABERNATHY MACGREGOR SCANLON
                                                                  (212) 371-5999


SANTA FE RESPONDS TO UP'S DELAWARE COURT FILING

     SCHAUMBURG, ILLINOIS, JANUARY 26, 1995 - Santa Fe Pacific stated today that it had been advised by its counsel that there is no merit to Union Pacific's recent filing in the Delaware Chancery Court seeking a preliminary injunction against enforcement of Santa Fe's Shareholder Rights Plan. Santa Fe denied Union Pacific's claim that the Shareholder Rights Plan was being used for an improper purpose, and stated that it would continue to act in its shareholders' best interest.

     Santa Fe said that the Shareholder Rights Plan has been in place since November and that Union Pacific's failure to seek an injunction until the end of January is a last minute litigation tactic designed to create confusion during the period immediately before the February 7 shareholders meeting to vote on the Burlington Northern - Santa Fe merger.

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